Exhibit 4.5

PROMISSORY NOTE

$250,000.00	July 3, 2000

FOR VALUE RECEIVED, PACEL CORP. (the "Maker"), a corporation organized and in good standing under the laws of the Commonwealth of Virginia, promises to pay to the order of Portfolio Investments (the "Payee") the principal sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) together with interest on the unpaid portion thereof from the date hereof until paid in full at the annual rate of seven percent (7%), except as otherwise set forth below, compounded annually.

The unpaid principal amount plus all accrued and unpaid interest thereon is due and payable in full at any time, upon demand of the Payee, at such place as the Payee may designate in writing from time to time.

Prepayment may be made at anytime in whole or in part without penalty. Each payment shall be credited first to accrued and unpaid interest, and the remainder to the principal amount then outstanding. Payment may be made in cash or other valuable consideration.

To the extent payment is made using the stock of Maker, the value of the stock shall be 70% of the average closing bid price for the stock for the five days immediately prior to the date of payment.

The Note shall be in default (i) upon the failure of Maker to make full payment of the balance due hereunder; (ii) if a petition in bankruptcy is filed by Maker under the U.S. Bankruptcy Code, as amended, or under any other insolvency law or laws providing for the relief of debtors; (iii) if Maker becomes insolvent or executes a general assignment for the benefit of creditors or if any appointment is made of a receiver or trustee for the property of Maker; (iv) if a petition is filed against Maker under the U.S. Bankruptcy Code, as amended, and is not dismissed within ninety (90) days of filing; or (v) upon the sale or transfer of all or substantially all of the assets of Maker.

In the event of any such default under this Note, the unpaid principal balance and all accrued and unpaid interest thereon shall become immediately due and payable without notice or presentment, and the unpaid principal balance shall bear interest thereafter at the annual rate of ten percent (10%), compounded annually.

In the event it is necessary for Payee to place this Note in the hands of an attorney for collection, Maker agrees to pay all costs of collection, including reasonable attorney's fees and court costs.

This Note is made in and shall be governed by the laws of the Commonwealth of Virginia without regard to its choice of laws rules.

This Note is of limited negotiability. The Maker may not assigns its obligations under this Note without the prior written consent of the Payee, which consent may be withheld in the Payee's sole discretion. The Payee may not negotiate this Note without the prior written consent of the Maker, which consent may be withheld in the Maker's sole discretion. Any attempted assignment or negotiation hereof except as provided for herein shall be null and void and of no force and effect against the person attempting to assign or negotiate this Note.

All obligations under this Note shall be binding upon the Maker, the Maker's successors by operation of law and other permitted successors of the Maker. All rights hereunder shall inure to the Payee, his heirs, the beneficiaries of his personal estate, and his permitted assigns.

The Maker waves presentment, protest and notice of dishonor and the right to assert in any action or proceeding with regard to the Note any offset or counterclaims which the Maker may have. No failure or delay by the Payee in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. The Payee may extend the time of payment of this Note, postpone the enforcement hereof, grant any other indulgences and/or add or release any security for this Note or any party primarily or secondarily liable hereon without affecting or diminishing the Payee's right of recourse against the Maker, which right is hereby expressly reserved.

The Maker agrees that the Circuit Court of the Commonwealth of Virginia shall have jurisdiction to hear and determine any claims or disputes pertaining directly ir indirectly to this Note. The Maker expressly submits and consents, in advance, to such jurisdiction in any action or process in such court, hereby waiving personal service of the summons and complaint, or other process or papers. The Maker hereby waives all rights to trial by jury in any action instituted by Maker or Payee.

By:________________________________________ David E. Calkins, President

Attest:

____________________________
__________________, Secretary

Commonwealth of Virginia	)
	)	ss:
County of Prince William	)

            I hereby certify that on this ___ day of _______, 2000, before me, the subscriber, a Notary Public in and for the jurisdiction aforesaid, personally appeared DAVID E. CALKINS and __________________, known to me (or satisfactorily proven) to be the persons whose names are subscribed to the within instrument and acknowledged that they executed the same for the purposes therein contained.

AS WITNESS my hand and notarial seal.

____________________________________
NOTARY PUBLIC

My Commission Expires: _______________